Exhibit 21

                              ATOMIC BURRITO, INC.

                         SUBSIDIARIES OF THE REGISTRANT

                               DECEMBER 31, 2000


        1.      Western Country Club 1, Ltd.                      80% Owned

        2.      Entertainment Wichita, Inc.                      100% Owned

        3.      In Cahoots, Ltd.                                  80% Owned

        4.      Western Newco, Inc.                              100% Owned

        5.      AB of Houston-I, L.L.C.                           50% Owned

        6.      AB of OKC-I, L.L.C.                              100% Owned

        7.      AB of Norman, L.L.C.                             100% Owned